Exhibit 99.2

Financial Statements and Supplementary Data

Index

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareowner
Navistar Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Navistar Financial Corporation and subsidiaries (the Company) as of October 31, 2006 and 2005, and the related consolidated statements of income, shareowner’s equity and comprehensive income and cash flows for each of the years in the three-year period ended October 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Navistar Financial Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navistar Financial Corporation and subsidiaries as of October 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois March 5, 2008

Index

Financial Statements and Footnotes

 Navistar Financial Corporation and Subsidiaries
 Consolidated Statements of Income
	For the years ended October 31
Millions of dollars	2006	2005	2004
Revenues
Retail notes and finance lease revenue	$243.3	$201.0	$180.9
Operating leases revenue	29.3	39.6	57.8
Wholesale notes interest	23.7	11.9	8.5
Retail and wholesale accounts interest	22.3	5.5	4.2
Securitization income	73.3	74.5	54.4
Other revenues	25.9	21.5	6.8
Total revenues	417.8	354.0	312.6

Expenses
Cost of borrowing:
Interest expense	194.6	133.3	98.9
Other	10.3	11.0	12.1
Credit, collections and administrative	47.5	45.3	40.7
Provision for credit losses	8.4	5.7	7.8
Depreciation on operating leases	22.1	29.7	42.4
Derivative expense (income)	6.6	(0.3)	(6.3)
Other expenses	1.1	5.9	3.3
Total expenses	290.6	230.6	198.9

Income before taxes	127.2	123.4	113.7
Income tax expense	47.0	44.2	39.2
Net income	$80.2	$79.2	$74.5

See Notes to Consolidated Financial Statements

Index

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Shareowner’s Equity and Comprehensive Income

Millions of dollars	Capital Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total	Comprehensive Income

Balance at October 31, 2003	$1.6	$118.9	$225.9	$(8.5)	$337.9
2004 Activity:
Net income	-	-	74.5	-	74.5	74.5
Assumption of debt by Navistar	-	20.7	-	-	20.7	-
Change in minimum pension liability (net of tax $0.7)	-	-	-	(1.2)	(1.2)	(1.2)
Balance at October 31, 2004	$1.6	$139.6	$300.4	$(9.7)	$431.9	$73.3
2005 Activity:
Net income	-	-	79.2	-	79.2	79.2
Change in minimum pension liability (net of tax $1.0)	-	-	-	1.8	1.8	1.8
Balance at October 31, 2005	$1.6	$139.6	$379.6	$(7.9)	$512.9	$81.0
2006 Activity:
Net income	-	-	80.2	-	80.2	80.2
Change in minimum pension liability (net of tax $3.8)	-	-	-	6.2	6.2	6.2
Balance at October 31, 2006	$1.6	$139.6	$459.8	$(1.7)	$599.3	$86.4

See Notes to Consolidated Financial Statements

Index

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Financial Condition
	As of October 31
Millions of dollars	2006	2005
ASSETS

Cash and cash equivalents	$25.6	$23.0
Finance receivables:
Finance receivables	3,788.3	3,239.1
Finance receivables from affiliates	220.4	184.7
Allowance for losses	(15.3)	(13.6)
Finance receivables, net	3,993.4	3,410.2

Amounts due from sales of receivables	706.8	441.2
Net accounts due from affiliates	18.7	29.7
Net investment in operating leases	88.0	105.7
Vehicle inventory	5.2	8.4
Restricted cash and cash equivalents	651.0	543.8
Other assets	55.4	56.0
Total assets	$5,544.1	$4,618.0

LIABILITIES AND SHAREOWNER’S EQUITY
Senior and subordinated debt	$4,775.7	$3,962.1
Other liabilities	169.1	143.0
Total liabilities	4,944.8	4,105.1

Shareowner’s equity
Capital stock (par value $1.00, 2,000,000 shares authorized, 1,600,000 shares issued and outstanding)	1.6	1.6
Paid-in capital	139.6	139.6
Retained earnings	459.8	379.6
Accumulated other comprehensive loss	(1.7)	(7.9)
Total shareowner’s equity	599.3	512.9
Total liabilities and shareowner’s equity	$5,544.1	$4,618.0

See Notes to Consolidated Financial Statements

Index

Navistar Financial Corporation and Subsidiaries Consolidated Statements of Cash Flows
	For the years ended October 31
Millions of dollars	2006	2005	2004

Cash flow from operating activities:
Net income	$80.2	$79.2	$74.5
Adjustments to reconcile net income to cash flow from operations:
Net loss on sales of finance receivables	7.0	2.1	6.8
Net loss on sale of equipment	1.3	0.8	-
Depreciation and amortization	29.1	39.1	56.1
Provision for credit losses	8.4	5.7	7.8
Net change in amounts due from sales of receivables	(265.6)	(30.5)	(201.5)
Net change in finance receivables - wholesale notes	(28.5)	29.7	(84.3)
Net change in finance receivables from affiliates - wholesale	(147.9)	26.5	(42.3)
Net change in accounts payable to (due from) affiliates	11.0	(98.0)	65.6
Net change in other assets and liabilities	27.9	7.0	(31.6)
Net cash (used in) provided by operating activities	(277.1)	61.6	(148.9)

Cash flow from investing activities:
Originations of retail notes and finance leases, includes affiliates	(1,587.0)	(1,592.6)	(1,376.4)
Net change in restricted cash and cash equivalents	(107.2)	(269.2)	688.8
Collections on retail notes and finance lease receivables, net of change in unearned finance income, includes affiliates	1,226.9	1,068.3	1,067.2
Net change in finance receivables from affiliates - accounts	(3.4)	(2.1)	(0.3)
Net change in finance receivables - accounts	(87.6)	20.3	142.9
Proceeds from sale of repossessed assets	30.8	70.8	48.1
Purchase of equipment leased to others	(49.7)	(31.0)	(29.5)
Proceeds from sale of equipment	45.3	47.6	43.1
Net cash (used in) provided by investing activities	(531.9)	(687.9)	583.9

Cash flow from financing activities:
Net change in bank-revolving credit facility, net of issuance costs	503.0	(118.8)	101.0
Proceeds from issuance of long-term debt, net of issuance costs	-	497.1	-
Principal payments on long-term debt	-	(500.0)	-
Proceeds from issuance of securitized debt, net of issuance costs	1,632.1	1,949.6	967.3
Payments on securitized debt	(1,323.5)	(1,201.4)	(1,324.5)
Payoff of convertible debt	-	-	(170.0)
Net cash provided by (used in) financing activities	811.6	626.5	(426.2)

Change in cash and cash equivalents	2.6	0.2	8.8
Cash and cash equivalents, beginning of year	23.0	22.8	14.0
Cash and cash equivalents, end of year	$25.6	$23.0	$22.8

Supplemental cash flow information:
Interest paid	$191.1	$130.8	$100.9
Paid-in capital from assumption of debt by Navistar	-	-	20.7
Income taxes paid, net of refunds	33.1	34.3	39.7
Transfers of loans and leases to vehicle inventory	28.9	52.6	39.9

See Notes to Consolidated Financial Statements

Index

1. SUMMARY OF ACCOUNTING POLICIES

Nature of Operations

Navistar Financial Corporation was incorporated in Delaware in 1949 and is a wholly-owned subsidiary of Navistar, Inc. (formerly known as International Truck and Engine Corporation “International”), which is a wholly-owned subsidiary of Navistar International Corporation (“Navistar”).  As used herein, “us,” “we,” “our” or “NFC” refers to Navistar Financial Corporation and its wholly-owned subsidiaries unless the context otherwise requires.  NFC is a commercial financing organization that provides retail, wholesale and lease financing of products sold by International and its dealers within the United States.  NFC also finances wholesale accounts and selected retail accounts receivable of International.  Sales of new products (including trailers) of other manufacturers are also financed regardless of whether they are designed or customarily sold for use with International’s truck products.

Revenue includes interest revenue from retail notes, finance leases, wholesale notes, retail accounts, wholesale accounts, securitization income and rental income from operating leases. Cost of borrowing includes interest expense on debt financing and amortization of debt issuance costs.

We have traditionally obtained the funds to provide financing to International's dealers and retail customers from the securitization of finance receivables, short and long-term bank borrowings, and medium and long-term debt.  We sell wholesale notes through our wholly-owned subsidiary Navistar Financial Securities Corporation (“NFSC”), which has in place a revolving wholesale note trust that provides for the funding of eligible wholesale notes.  We finance non-fleet retail notes and finance leases through Navistar Financial Retail Receivables Corporation (“NFRRC”) and Truck Retail Instalment Paper Corporation (“TRIP”), our wholly-owned subsidiaries.  Fleet accounts receivables are financed via Truck Retail Accounts Corporation (“TRAC”), our wholly-owned subsidiary.  Truck Engine Receivables Financial Corporation (“TERFCO”), our wholly-owned subsidiary, had in place a trust that terminated in December 2005 to provide funding of unsecured trade receivables generated by the sale of diesel engines and engine service parts from International to Ford Motor Company. International Truck Leasing Corporation, (“ITLC”), our wholly-owned subsidiary, was established to provide for the funding of certain leases.  See Securitization Transactions below.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the assets, liabilities, revenues, and expenses of Navistar Financial Corporation, its wholly-owned subsidiaries and variable interest entities (“VIEs”), if any, of which we are the primary beneficiary. The effects of transactions among consolidated entities have been eliminated to arrive at the consolidated amounts.

In December 2003, Financial Accounting Standards Board (FASB) Interpretation No. 46, (Revised), was issued which addresses the consolidation of business enterprises to which the usual condition of consolidation does not apply (i.e. ownership of a majority voting interest).  We adopted this interpretation in April 2004.  For fiscal 2006 and 2005, we determined we are not the primary beneficiary of any VIEs since our variable interest in the assets in each VIE is significantly less than 50% of the fair value of the VIE’s total assets and therefore is not deemed to be a variable interest in the VIE itself.  The maximum loss exposure relating to these non-consolidated VIEs is limited to our subordinated interests in various securitization transactions and relates to credit risk only.  If, at any time, our interest in the specific assets of a VIE (including any derivative or other indemnification agreement) exceeds 50% of the fair value of the VIE’s total assets, we would perform the required analysis to determine whether we were the primary beneficiary of that VIE and, if so, would include the assets and liabilities of the VIE in our consolidated financial statements.  We make a similar evaluation at the end of each reporting period.

We evaluate our performance and allocate resources based on a single segment concept. Accordingly, there are no separately identified material operating segments for which discrete financial information is available. We do not derive revenue from, or have assets located in foreign countries, nor do we derive revenues from any single customer that represents 10% or more of our total revenues.

Certain prior year amounts have been reclassified to conform to current disclosure presentation.  There was no impact on Shareowner’s equity or Net income.

Index

Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates and assumptions are used for, but are not limited to: (1) allowance for losses; (2) amounts due from sales of receivables (including fair value calculations); (3) net investment in operating leases; (4) income taxes; and (5) pension and other postretirement benefits. Future events and their effects cannot be predicted with certainty, and accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations for statistical models and pension and benefits. Actual results could differ from the estimates we have used.

Revenue Recognition

Finance Receivables

We recognize revenue from retail notes, finance leases, wholesale notes, retail accounts and wholesale accounts, including amounts received from International for reimbursement of interest income for various dealer and buyer incentives, as interest income using the effective interest method. Certain origination costs and fees are deferred and recognized as an adjustment to yield and are reported as part of interest income over the life of the receivables as specified by FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. Loans are considered to be impaired when we conclude there is a high likelihood the customer will not be able to make full payment after reviewing the customers’ financial performance, payment ability, capital raising potential, management style, economic situation, etc. The accrual of interest on such loans is discontinued when, in our opinion, the collection of the account becomes doubtful.  When interest accrual is discontinued, all unpaid accrued interest is reversed against interest revenue.  Interest income on these accounts is recognized only to the extent cash payments are received. We resume accruing interest on these accounts when payments are current according to the terms of the loans and future payments are reasonably assured.

Operating Leases

We recognize revenue on operating leases as rental income on a straight-line basis over the life of the lease.  Recognition of revenue is suspended when we determine the collection of future rental revenue is not probable.  Income recognition is resumed if collection doubts are removed.

Securitization Transactions

We finance receivables using a process commonly known as securitization, whereby asset-backed securities are sold via public offering or private placement.   In a typical securitization transaction, NFC sells a pool of finance receivables to a special purpose entity (“SPE”).  The SPE then transfers the receivables to a bankruptcy remote, legally isolated entity, generally a trust, in exchange for proceeds from interest bearing securities.  These securities are issued by the trust and are secured by future collections on the receivables sold to the trust. These transactions are subject to the provisions of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS No. 140”) as to accounting treatment.  When we finance receivables we use various wholly-owned special purpose subsidiaries depending on the type of assets being financed.  TRIP finances retail notes and finance leases on a short term basis.  NFRRC finances retail notes and finance leases on a long term basis; ITLC finances operating leases and some terminal residual clause leases.   Both NFRRC and ITLC securitizations are accounted for as secured borrowings.  Wholesale notes are financed through NFSC and retail accounts and parts or special items or large fleet customers of International are financed through TRAC and TERFCO. Financings of receivables by NFSC, TRAC and TERFCO complies with the requirements of SFAS No. 140 and are accounted for as sales.  TERFCO was terminated in December 2005.  When we securitize receivables we may have retained interests in the receivables sold (transferred). The retained interests may include senior and subordinated securities, undivided interests in receivables used as over-collateralization, restricted cash held for the benefit of the trust and interest-only strips. Our retained interests are the first to absorb any credit losses on the transferred receivables because we have the most subordinated interests in the trust, including subordinated securities, the right to receive

Index

excess spread (interest-only strip), and any residual or remaining interests of the trust after all asset-backed securities are repaid in full.  Our exposure to credit losses on the transferred receivables is limited to our retained interests. The SPEs’ assets are available to satisfy the creditors’ claims against the assets prior to such assets becoming available for the SPEs’ own uses or to NFC or affiliated companies.  Since the transfer constitutes a legal sale, we are under no obligation to repurchase any transferred receivable that becomes delinquent in payment or otherwise is in default.  We are not responsible for credit losses on transferred receivables other than through our ownership of the lowest tranches in the securitization structures. We do not guarantee any securities issued by trusts. We, as seller and the servicer of the finance receivables are obligated to provide certain representations and warranties regarding the receivables.  Should any receivables fail to meet these representations and warranties, we, as servicer, are required to repurchase the receivables.

Off-balance sheet securitizations:

For transactions that qualify as sales under SFAS No. 140, receivables and associated liabilities are removed from the consolidated statements of financial condition. Gains or losses from these sales are recognized at the time of sale based on the relative carrying value of the portion sold and the portion allocated to the retained interests are included in Securitization income. The gain or loss is determined by the difference between the proceeds received and the allocated carrying value of the sold receivables. We estimate the payment speeds for the receivables sold, the discount rate used to determine the present value of the retained interests and the anticipated net losses on the receivables in order to calculate the gain or loss.  Estimates are based on historical experience, anticipated future portfolio performance, market-based discount rates and other factors and are made separately for each securitization transaction.  In addition, we re-evaluate the fair value of the retained interests on a quarterly basis and recognize in current income changes as required.  The fair value of retained interests is based on present value estimates of expected cash flows using our key assumptions of payment speeds, discount rates and net losses.  The retained interests are classified as trading.

The trusts used for off-balance sheet sales engage us as servicer for a servicing fee. The servicing duties include collecting payments on receivables and preparing monthly investor reports on the performance of the receivables that are used by the trustee to distribute monthly interest and principal payments to investors.  We apply the same servicing policies and procedures that are applied to our owned receivables.  The servicing income received by us is just adequate to compensate us for our servicing responsibilities. Therefore, no servicing asset or liability is recorded.

The following elements of income related to the off-balance sheet securitizations are included in Securitization income in the consolidated statements of income and in operating activities in the consolidated statements of cash flows.

Fair value adjustments –
Gains or losses on changes in the estimated fair value of the retained interests.

Excess spread income –
Income generated by the receivables in off-balance sheet securitization trusts, net of interest expense, credit losses and administrative expenses.

Servicing fee revenue –
Fees charged for collection and reporting on behalf of the investors.

Gains and losses on sale of receivables –
Proceeds less initial relative carrying value calculated in the period of sale.

Investment income –
Interest income on cash reserve accounts.

Index

On-balance sheet securitizations:

For transactions that do not qualify as sales under SFAS No. 140, the financed receivables remain on our balance sheet net of allowance for losses and associated debt issued is recorded as secured borrowings in the consolidated statements of financial condition under Finance receivables and Senior and subordinated debt, respectively. Interest revenue and expense are recorded as earned or incurred on the consolidated statements of income and debt issuance costs are capitalized and included in Other assets and amortized on a level yield basis over the term of the debt. For these on-balance sheet receivables, a provision for credit losses is recognized for probable losses.  There are no gains or losses recorded upon transfer and income is earned over the life of the assets transferred.

Income Taxes

Navistar and its domestic subsidiaries file a consolidated federal income tax return and both combined and separate state income tax returns.  We determine our provision for income taxes using the asset and liability approach for accounting for income taxes. Tax laws require certain items to be reported in tax filings at different times than the items are recognized in the consolidated financial statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred income taxes represent the future consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred income taxes are adjusted for enacted changes in tax laws in the period such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Realization is dependent on generating sufficient future taxable income; changes in estimates of future taxable income could affect future evaluations. We recognize an accrual for tax exposures for uncertain tax positions. Income taxes are computed under a tax sharing agreement between us and our parent as if we were a separate taxpayer, as are tax payments and realization of tax assets.

Cash and Cash Equivalents

Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less.

Finance Receivables

In December 2001, the Accounting Standards Executive Committee issued SOP 01-6, Accounting by Certain Entities (Including Entities with Trade Receivables) that Lend to or Finance the Activities of Others. This SOP requires companies to report loans and trade receivables not held for sale on the balance sheet at outstanding principal adjusted for any charge offs, the allowance for losses, fees or costs on origination and any unamortized premiums or discounts on purchased loans. Loans held for sale are to be reported at the lower of cost or fair value. NFC’s retail notes, finance leases, retail accounts and wholesale accounts are not classified as held for sale, and are accounted for net of an allowance for losses.  Upon origination, wholesale notes are classified as held-for-sale and are valued at the lower of amortized cost or fair value on an aggregate basis. Finance receivables from affiliates include retail and wholesale notes and wholesale accounts.  Our finance receivables consist of the following:

Retail Notes --
Retail notes primarily consist of fixed rate loans to commercial customers to facilitate their purchase of new and used trucks, trailers and related equipment.  At acquisition, we record the retail notes at their gross value (principal and interest) and record, as a reduction to the gross value, the amount of unearned interest.   Revenue is recorded over the term of the note using the effective interest method.

Index

Finance Leases --
Finance leases consist of direct financing leases to commercial customers to facilitate their acquisition of new and used trucks, trailers and related equipment.  Finance leases are recorded at origination as gross finance receivable, unearned income and the guaranteed residual value of the leased equipment.  Unearned income represents the excess of the gross receivable, plus the guaranteed residual value over the cost of the equipment. Revenue is recorded over the term of the lease using the effective interest method.

Wholesale Notes --
Wholesale notes primarily consist of variable rate loans to International's dealers for the purchase of new and used trucks, trailers and related equipment.

Retail Accounts --
Retail accounts purchased from International consist of short term accounts receivables related to the sale of products to retail customers.

Wholesale Accounts --
Wholesale accounts purchased from International consist of short term accounts receivables primarily related to the sales of items other than trucks, trailers and related equipment (e.g. service parts) to International’s dealers.

Allowance for Losses

The Allowance for losses for finance receivables is established through a charge to the Provision for credit losses.  The allowance is an estimate of the amount required to absorb probable losses on the existing portfolio of finance receivables that may become uncollectible.  Finance receivables are charged off to the Allowance for losses when amounts due from the customers are determined to be uncollectible.

Troubled loan accounts are specifically identified and segregated from the remaining owned loan portfolio. The expected loss on troubled accounts is fully reserved in a separate calculation as a specific reserve. A specific reserve is set up if the past due balance exceeds $1.0 million and it is believed that there is a greater than 50% likelihood that the account could be impaired, and if the value of the underlying collateral is less than the principal balance of the loan. We calculate a general reserve on the remaining loan portfolio using loss ratios based on a pool method by asset type:  retail notes and finance leases, retail accounts and wholesale accounts. Loss ratios are determined using historical loss experience in conjunction with current portfolio trends in delinquencies and repossession frequency for each receivable or asset type.

Under various agreements, International and its dealers may be liable for a portion of customer losses or may be required to repurchase the repossessed collateral at the receivable principal value.  The amount of losses we record in our provision for credit losses does not include any amount for receivables covered under these agreements. Allocation of the losses on the portfolio between us, International and dealers is generally dependent on the type of collateral being financed and loss sharing percentages established at the date of financing.  International’s proportion of total losses is typically higher in poor economic conditions as NFC’s allocation for new trucks financed is limited and in poor economic conditions, recovery values, as a percent of note balances, are lower.

When we evaluate the adequacy of the Allowance for losses, several risk factors are considered for each type of receivable.  For retail notes, finance leases and retail accounts, the primary risk factors are the general economy, fuel prices, type of freight being hauled, length of freight movements, number of competitors our customers have in their service territory, how extensively our customers use independent operators, profitability of owner operators and expected value of the underlying collateral.

Index

In order to establish a specific reserve in the loss allowance for finance receivables, we look at many of the same factors listed above but also consider the financial strength of the customer or dealer and key management, the timeliness of payments, the number and location of satellite locations especially for the dealer, the number of dealers of competitor manufacturers in the market area, type of equipment normally financed (over the road or local use/delivery vehicles) and the seasonality of the business (e.g., primarily a bus dealer). We may continue to collect payments on accounts with specific reserves as the amount of the reserve is reviewed at least quarterly.

Net Investment in Operating Leases

We have investments in trucks, tractors and trailers that are leased to customers under operating lease agreements.   These vehicles are depreciated on a straight-line basis over the term of the lease in an amount necessary to reduce the leased asset to its estimated residual value at the end of the lease term.  The residual values of the equipment represent estimates of the values of the assets at the end of the lease contracts and are initially recorded based on estimates of future market values.  Realization of the residual values is dependent on our future ability to market the vehicles under then prevailing conditions. We review residual values periodically to determine that recorded amounts are appropriate and the equipment on operating lease assets has not been impaired.  If the value of the equipment has declined, the carrying value is reduced and charged to Other expenses.

Vehicle Inventory

Losses arising from the repossession of collateral supporting finance receivables are recognized upon repossession and charged to the Allowance for losses account.  We recognize repossessed assets at the lower of historical cost or fair value, less estimated costs to sell, and reclassify them from Finance receivables or Net investment in operating leases to Vehicle inventory. Operating lease returns are adjusted to fair market value at the time of return, and the gain or loss is charged to Other expense. The value of the asset is recorded as Vehicle inventory.  Once the repossessed or returned assets are sold, the additional losses or gains, if any, are charged to Other expenses.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents are primarily those held in designated bank accounts for our securitization facilities which are accounted for as secured borrowings. These amounts are used to pay interest expense, principal, or other amounts in accordance with the related securitization agreements.

The proceeds from the $500.0 million senior and subordinated floating rate asset-backed notes, issued by TRIP, finance a revolving retail warehouse facility to fund our retail notes and finance leases. NFC is required to maintain the revolving retail warehouse facility with collateral in the amount of $500.0 million.  In the event that retail note and lease balances pledged to the revolving retail warehouse facility fall below $500.0 million, the excess proceeds are invested in money market funds with maturities of three months or less.  The carrying value of these short-term marketable securities approximates their fair value. The excess proceeds for TRIP reported in Restricted cash and cash equivalents at October 31, 2006 and 2005 were $352.3 million and $267.4 million, respectively.  Interest income on short-term marketable securities which are restricted for on-balance sheet securitizations are included in Other revenues.

Pension and Postretirement Benefits

We use various actuarial methods and assumptions to account for our defined benefit pension plans and our postretirement benefit plans.  Pension and postretirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses from plan amendments.  Net actuarial gains and losses are generally amortized over the expected average remaining service lives of the employees.

Index

Derivative Financial Instruments

We recognize all derivatives as assets or liabilities in the consolidated statements of financial condition and measure them at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  When certain criteria are met, the timing of gain or loss recognition on the derivative instrument is matched with the recognition of (a) the changes in the fair value or cash flows of the hedged asset or liability attributable to the hedged risk or (b) the earnings effect of the hedged forecasted transaction. Our policy prohibits the use of derivative financial instruments for speculative purposes.  We use derivative financial instruments to reduce our exposure to interest rate volatility. We may use forward starting swap or cap contracts to limit interest rate risk exposure on the notes and certificates related to an expected sale of receivables.  We may use interest rate swaps or caps to reduce exposure to interest rate changes when we sell fixed rate receivables on a variable rate basis. The fair value of these instruments is estimated based on quoted market prices and is subject to market risk as the instruments may become less valuable if market conditions or interest rates change. We do not use hedge accounting for any swaps or caps under SFAS No. 133, thus changes in fair value of these instruments are recognized in Derivative expense (income).

We recorded and bifurcated an embedded derivative that was a key component to the issuance of Exchangeable Notes in 2002.  The fair value of this derivative was determined at inception and subsequent changes in fair value each period from inception until the debt was assumed by Navistar in 2004 were charged to Derivative expense (income).

New Accounting Pronouncements

The following is a summary of the accounting pronouncements effective after October 31, 2006, and their potential impact on us.

SFAS 160 - In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited.  Adoption of SFAS No. 160 will not have an impact on our consolidated financial condition, results of operations or cash flows.

SFAS 141(R) - In December 2007, the FASB issued SFAS No. 141(Revised) Business Combinations, This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. Statement 141 did not define the acquirer, although it included guidance on identifying the acquirer, as does this Statement. The new guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date.  Adoption of SFAS No. 141(Revised) will not have an impact on our consolidated financial condition, results of operations or cash flows.

SFAS 159 - In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities, which provides companies with an option to report selected financial assets and liabilities at fair value. The new standard requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007; this would be fiscal 2009 for us.  We have not yet commenced evaluating the potential impact, if any, of the adoption of SFAS No. 159 on our consolidated financial condition, results of operations or cash flows.

Index

SFAS 158 - In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,  which requires a company that sponsors one or more single-employer defined benefit pension and other postretirement benefit plans (benefit plans) to recognize in its balance sheet the funded status of a benefit plan. SFAS No. 158 requires prospective application and the recognition and disclosure requirements are effective for fiscal years ending after December 15, 2006, our fiscal 2007. We adopted the provisions of SFAS No. 158 in fiscal 2007.  Based on the funded status of our pension and postretirement plans as of October 31, 2005, we believe the adoption of SFAS No. 158 would increase our postretirement benefits liability by $8.7 million, decrease Total assets by $7.0 million and decrease Shareowner’s equity by $9.9 million (net of tax $5.8 million) on the consolidated balance sheet.

In addition, SFAS No. 158 requires that a company measure defined benefit plan assets and obligations at its year-end balance sheet date. We currently use our year-end balance sheet date as our measurement date, and as a result, this new requirement does not affect us.

SFAS 157 - In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, our fiscal 2009 and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of SFAS No. 157 on our consolidated financial condition, results of operations or cash flows.

SFAS 156 - In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which changes the accounting for all loan servicing rights which are recorded as the result of selling a loan where the seller undertakes an obligation to service the loan, usually in exchange for compensation. The Statement amends current accounting guidance by permitting the servicing right to be recorded initially at fair value and also permits the subsequent reporting of these assets at fair value. SFAS No. 156 is effective as of the beginning of a company’s first fiscal year that begins after September 15, 2006. We adopted SFAS No. 156 on November 1, 2006, and it did not have a material effect on our financial condition, results of operations or cash flows.

SFAS 155 - In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments.  The Statement provides companies with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS No.133, Accounting for Derivatives and Hedging Activities. SFAS No. 155 allows a company to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings.  The Statement is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of a company's first fiscal year that begins after September 15, 2006.  We adopted SFAS No. 155 on November 1, 2006, and it did not have a material effect on our financial condition, results of operations or cash flows.

SFAS 154 - In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No.154 applies to all voluntary changes in accounting principle, and it applies to changes required by a new accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The new standard requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. In addition, SFAS No. 154 requires that we account for a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets as a change in accounting estimate that is affected by a change in accounting principle. APB Opinion No. 20 previously required that we report such a change as a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement. We adopted this Statement in fiscal 2007 and will apply its guidance for any  changes in accounting principle, changes in  accounting  estimate and a correction  of an error in previously issued financial statements.   However, because of the prior restatement of our

Index

financial statements for 2003, 2004 and the first three quarters of 2005, we believe the adoption of SFAS No. 154 should not have a material impact on our consolidated financial condition, results of operations or cash flows.

FASB Interpretation No. 48 - In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which is effective for fiscal years beginning after December 15, 2006. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB Interpretation No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We adopted the provisions of FASB Interpretation No. 48 effective November 1, 2007, and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

SAB 110 - In December 2007, the Staff of the SEC issued SAB No. 110, Share-Based Payment. SAB No.110 expresses the views of the Staff regarding the use of a "simplified" method, as discussed in SAB No. 107, in developing an estimate of expected term of "plain vanilla" share options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. SAB No. 110 is effective January 1, 2008 and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

SAB 109 - In November 2007, the Staff of the SEC issued SAB No. 109, Written Loan Commitments Recorded at Fair Value through Earnings. SAB No. 109 provides guidance on the consideration of expected net future cash flows related to the servicing of written loan commitments that are accounted for at fair value. SAB No. 109 is effective for first fiscal quarter beginning after December 15, 2007. We adopted SAB No. 109 as of February 1, 2008, and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

SAB 108 - In September 2006, the Staff of the SEC issued SAB No. 108, Considering the Effects of Prior-Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We adopted SAB No. 108 as of October 31, 2007 and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

We have determined that all other recently issued accounting pronouncements will not have a material impact on our consolidated financial condition, results of operations or cash flows.

2. TRANSACTIONS WITH AFFILIATED COMPANIES

Wholesale Notes, Wholesale Accounts and Retail Accounts

In accordance with the agreements between NFC and International relating to financing of wholesale notes, wholesale accounts and retail accounts, NFC receives interest income from International at prevailing market rates applied to the average outstanding balances.  Interest paid by dealers on wholesale notes plus the payments made by International for the typical “interest free” period offered to the dealers equals the total revenues received on wholesale notes.  Substantially all revenues earned on wholesale accounts and retail accounts are received from International.  Receivables purchased by NFC from International for the years ended October 31, 2006, 2005, and 2004, were $7.4 billion, $6.6 billion and $5.4 billion, respectively. Aggregate interest revenue from International was $130.9 million, $89.6 million and $57.7 million in the years ended October 31, 2006, 2005, and 2004, respectively.  The interest revenues are reported as components of Retail notes and finance lease revenue, Securitization income, Wholesale notes interest and Retail and wholesale accounts interest on the consolidated statements of income.

Index

Finance Receivables and Operating Leases

In accordance with agreements between NFC and International, International may be liable for certain losses on finance receivables and investments in equipment on operating leases and may be required to repurchase the repossessed collateral at the receivable principal value.  Losses recorded by International on vehicles financed by NFC were $3.2 million, $3.4 million and $4.6 million for the years ended October 31, 2006, 2005, and 2004, respectively.

Support Agreements

Under provisions of certain public and private financing arrangements and agreements, International and Navistar must make income maintenance payments if NFC’s consolidated income before interest expense and income taxes is less than 125.0% of its consolidated interest expense.  No income maintenance payments were required during the years ended October 31, 2006, 2005, and 2004.

Administrative Expenses

NFC pays a fee to International for data processing and other administrative services based on the cost of actual services performed.  The amount of the fee was $2.3 million, $2.1 million, and $1.9 million for the years ended October 31, 2006, 2005 and 2004, respectively.  The fee is reported in Credit, collection and administrative expenses on the consolidated statements of income.

Assumption of Debt

We issued $220.0 million of 4.75% Exchangeable Notes due 2009 in March 2002. At the same time we recorded a liability related to the embedded derivative created by the conversion option which allowed the note holders to convert the notes into shares of Navistar upon exchange.  This liability was valued at $61.5 million as of the note issuance date.  A key feature of these notes was the ability of Navistar to assume them at Navistar’s discretion. Navistar exercised this right effective May 28, 2004. The difference between the cash paid to Navistar of $170.0 million and the carrying value of the debt of $173.1 million and the fair value of the embedded derivative was credited to Paid-in capital in the amount of $20.7 million. The terms of the assumption resulted in a legal extinguishment of debt for NFC. The change in fair value of the embedded derivative recorded in Derivative expense (income) for the year ended October 31, 2004 was $(11.0) million.

Finance Receivables from Affiliates

Navistar has significant ownership interest, or is primary beneficiary of variable interest entities related to certain Dealcor dealers (“Dealcor” dealers) at October 31, 2006 and 2005. These dealers’ operations are consolidated with Navistar.  Other than being owned by Navistar, Dealcor dealers are treated on par with non-owned independent dealers. Total revenue in our consolidated statements of income includes revenue from Dealcor dealers of $10.4 million, $10.7 million and $6.8 million for the years ended October 31, 2006, 2005 and 2004, respectively. Included in our consolidated statements of financial condition are the following amounts due from affiliates as of October 31 (in millions):

	2006	2005
Finance receivables from affiliates (Dealcor retail)	$158.7	$154.9
Finance receivables from affiliates (Dealcor wholesale)	61.7	29.8
Net accounts due from affiliates	18.7	29.7

Index

3. FINANCE RECEIVABLES

Concentration of credit risk

Our primary business is to provide wholesale, retail and lease financing for new and used trucks sold by International and International’s dealers, and as a result, our receivables and leases have significant concentration in the trucking industry.  On a geographic basis, there is not a disproportionate concentration of credit risk in any region of the United States. We retain as collateral an ownership interest in the equipment associated with leases and, on behalf of the various trusts we maintain, a security interest in the equipment associated with wholesale notes and retail notes.

Financial instruments with potential credit risk consist primarily of Finance receivables. Finance receivables primarily represent receivables under retail finance contracts, receivables arising from leasing transactions and notes receivables.  We generally maintain a secured interest in the equipment financed and perform regular credit evaluations of our dealers and customers.  At October 31, 2006 and 2005, respectively, no single customer represented a significant concentration of credit risk.

Finance receivables balances, as of October 31, are summarized as follows (in millions):

	2006	2005
Retail notes, net of unearned income	$3,208.7	$2,894.7
Finance leases, net of unearned income	169.8	170.2
Wholesale notes held for sale	246.0	98.1
Accounts (includes retail and wholesale)	163.8	76.1
Finance receivables from affiliates, net of unearned income	220.4	184.7
Total finance receivables	4,008.7	3,423.8
Allowance for losses	(15.3)	(13.6)
Total finance receivables, net	$3,993.4	$3,410.2

Contractual maturities of finance receivables as of October 31, 2006 are summarized as follows (in millions):

	Retail notes	Finance leases	Wholesale notes	Accounts	Affiliates
Due in fiscal year:
2007	$1,067.7	$16.7	$246.0	$163.8	$99.3
2008	930.3	23.5	-	-	42.0
2009	748.5	38.2	-	-	32.5
2010	501.2	52.0	-	-	25.4
2011	257.4	57.7	-	-	16.0
Thereafter	69.0	6.2	-	-	6.7
Gross finance receivables	3,574.1	194.3	246.0	163.8	221.9
Unearned finance income	(365.4)	(24.5)	-	-	(1.5)
Finance receivables, net of unearned income	$3,208.7	$169.8	$246.0	$163.8	$220.4

The actual cash collections from finance receivables may vary from the contractual cash flows because of sales, prepayments, extensions, delinquencies, credit losses, and renewals.  The contractual maturities, therefore, should not be regarded as a forecast of future collections.

4. ALLOWANCE FOR LOSSES

The Allowance for losses for finance receivables is summarized as follows for the fiscal years ended October 31 (in millions):

	2006	2005	2004
Allowance for losses, beginning of year	$13.6	$13.6	$15.8
Provision for credit losses	8.4	5.7	7.8
Charge-offs charged to allowance	(6.7)	(5.7)	(10.0)

Allowance for losses, end of year	$15.3	$13.6	$13.6

The outstanding balance of finance receivables with specific loss reserves was $17.6 million, $2.6 million and $0.5 million as of October 31, 2006, 2005 and 2004, respectively.  Specific loss reserves were $1.1 million, $0.3 million and $0.1 million as of October 31, 2006, 2005 and 2004, respectively. NFC continued to collect payments on these accounts.  At October 31, 2006, we had no remaining outstanding balances of impaired finance receivables on which earnings had been suspended.  The outstanding balance of impaired finance receivables on which earnings had been suspended was $0.2 million and $1.3 million as of October 31, 2005 and October 31, 2004, respectively.  The average balances of impaired receivables were $5.8 million, $7.7 million and $17.9 million for the years ended October 31, 2006, 2005 and 2004, respectively.  Suspended earnings that were netted against unearned income for impaired finance receivables during the fiscal years ended October 31, 2006, 2005 and 2004 were less than $0.1 million.  Balances with payments past due over 90 days on on-balance sheet finance receivables totaled $2.4 million, $3.2 million and $3.6 million as of October 31, 2006, 2005 and 2004, respectively.

Index

5. VEHICLE INVENTORY

NFC has inventory relating to asset repossessions of defaulted receivables and leases that it reports separately on the consolidated statements of financial condition. Net losses were $1.3 million for each of the three years ended October 31, 2006 and are included in Other expenses.

NFC’s Vehicle inventory is summarized as follows for the fiscal year ended October 31 (in millions):

	2006	2005
Vehicle inventory, beginning of year	$8.4	$26.6
Net book value of repossessed assets sold	(32.1)	(70.8)
Net additions	28.9	52.6
Vehicle inventory, end of year	$5.2	$8.4

6. NET INVESTMENT IN OPERATING LEASES

Net investment in operating leases at year-ended October 31 was as follows (in millions):

	2006	2005
Investment in operating leases	$145.6	$191.2
Less: Accumulated depreciation	(58.0)	(86.0)
Net investment in equipment under operating leases	87.6	105.2
Rent receivable net of reserve for past due operating leases	0.4	0.5
Net investment in operating leases	$88.0	$105.7

Future minimum rentals on operating leases are as follows: 2007, $16.4 million; 2008, $15.6 million; 2009, $12.9 million; 2010, $8.9 million; 2011, $4.2 million, and $2.0 million thereafter.

7. INCOME TAXES

Taxes on income from operations for the years ended October 31 are summarized as follows (in millions):

	2006	2005	2004
Current:
Federal	$49.8	$47.1	$27.6
State and local	4.0	2.7	1.7
Total current	53.8	49.8	29.3
Deferred (primarily federal)	(6.8)	(5.6)	9.9
Total income tax expense from operations	$47.0	$44.2	$39.2

A reconciliation of the statutory federal income tax rate from operations is as follows:

	2006	2005	2004
Current:
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes net of federal income taxes	2.1	1.0	1.8
Exchangeable note	-	-	(2.1)
Other	(0.1)	(0.2)	(0.2)
Effective income tax rate	37.0%	35.8%	34.5%

Index

NFC and its domestic subsidiaries are included in Navistar’s consolidated federal income tax returns.  Certain state income tax returns are required to be filed on a separate basis and others are included in various combined reports.  In accordance with its intercompany tax sharing agreement with Navistar, all federal income tax liabilities or credits are determined by NFC and its domestic subsidiaries as if NFC filed its own consolidated return.  Total income tax payments made to Navistar during 2006, 2005 and 2004 were $31.9 million, $33.7 million, and $39.0 million, respectively.  The amount of federal and state income taxes payable to Navistar as of October 31, 2006 and 2005 were $54.6 million and $36.7 million, respectively.  Accrued income tax is included in Other liabilities on the consolidated statements of financial condition.

Contingent tax liabilities are accounted for separately from deferred tax assets and liabilities. An accrual is recorded when we believe it is probable that additional taxes will be assessed and the amount can be reasonably estimated.  Contingent tax liabilities are reviewed based on recent changes in tax laws and regulations, including judicial rulings. The amount of reserves for contingent tax liabilities included in Other liabilities on the consolidated statements of financial condition, as of October 31, 2006 and 2005 were $6.7 million and $5.8 million, respectively.

The net deferred tax asset from operations is included in Other assets on the consolidated statements of financial condition.  The components of deferred tax assets and liabilities from operations as of October 31 are as follows (in millions):

	2006	2005
Deferred tax assets:
Pension and other postretirement benefits	$6.1	$8.2
Allowance for losses	5.6	4.9
Secured borrowings	45.6	46.4
Other	8.3	6.8
Less valuation allowance	(0.8)	(0.7)
Total deferred tax assets	64.8	65.6

Deferred tax liabilities:
Lease transactions	(19.0)	(16.7)
Equipment under operating lease	(28.9)	(35.1)
Total deferred tax liabilities	(47.9)	(51.8)
Net deferred tax assets	$16.9	$13.8

We have incurred net operating losses in certain states where we file separately from Navistar.  As a result of those losses and our net deferred tax asset position, we assessed the need for a valuation allowance based on a determination of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income.  Appropriate consideration was given to all available evidence, both positive and negative, in assessing the need for a valuation allowance.  As a result of that assessment, a valuation allowance was established in the amount of ($0.8) million and ($0.7) million as of October 31, 2006 and 2005, respectively.  We believe that the remaining deferred tax assets will more likely than not be realized.

Index

8. SENIOR AND SUBORDINATED DEBT

Senior and subordinated debt outstanding as of October 31 is summarized as follows (in millions):

			Weighted Average Interest Rate
	2006	2005	2006	2005
Bank revolving credit facility at variable rates due July 2010	$1,063.0	$560.0	7.0%	5.9%
Revolving retail warehouse facilities at variable rates, currently between 5.6% to 5.8% due June 2010	500.0	500.0	5.6%	4.3%
Borrowing secured by asset-backed securities at variable rates, currently between 2.0% to 5.7% due serially through 2014	3,096.5	2,778.6	4.4%	3.6%
Borrowings secured by operating and finance leases due serially through June 2011 at rates, currently between 3.4% to 6.7%	116.2	123.5	4.9%	4.5%
Total senior and subordinated debt	$4,775.7	$3,962.1	5.1%	4.0%

During 2005, NFC entered into a Revolving Credit Agreement (“Agreement”).  This credit facility has two primary components, a term loan ($400.0 million originally) and a revolving bank loan ($800.0 million).  The latter has a Mexican sub-revolver ($100.0 million), which may be used by Navistar’s three Mexican subsidiaries. At October 31, 2006, and 2005, total availability under the Agreement was $51.0 million and $607.0 million, respectively. The Mexican sub-revolver balance was $81.0 million and $33.0 million as of October 31, 2006 and 2005, respectively. The entire credit facility matures July 1, 2010, however, the term loan is to be repaid in 19 consecutive quarterly amounts of $1.0 million and a final payment of $381.0 million on July 1, 2010.    Unlike the revolving portion, repayments of the term loan may not be re-borrowed. Under the terms of the Agreement, NFC is required to maintain a debt to tangible net worth ratio of no greater than 6.0 to 1.0, a twelve-month rolling fixed charge coverage ratio of no less than 1.25 to 1.0, and a twelve-month rolling combined retail/lease losses to liquidations ratio of no greater than 6%. As of October 31, 2006, the maximum amount of dividends that were available for distribution to International, our parent company, under the most restrictive covenants was $359.4 million. The Agreement grants security interests in substantially all of NFC’s unsecuritized assets to the participants in the Agreement.  Compensating cash balances are not required. Facility fees of 0.375% are paid quarterly on the revolving loan portion only, regardless of usage.  On March 28, 2007, NFC entered into a First Amendment to the Agreement increasing the term loan component by $220.0 million. This amendment increased the maximum permitted consolidated leverage ratio (excluding qualified securitization transactions and warehousing debt) from 6:1 to 7:1 through November 1, 2007 and from 6:1 to 6.5:1 for the period from November 1, 2007, through April 30, 2008. After April 30, 2008, the ratio returns to 6:1 for all periods thereafter. In addition, the First Amendment increased the amount of dividends permitted to be paid to our parent company to $400.0 million plus net income and any non-core asset sale proceeds from May 1, 2007, through the date of such payment.

Certain affirmative covenants under the Agreement require that NFC and Navistar file their Annual Report on Form 10-K for the periods ended October 31, 2006 and 2007 in accordance with SEC regulations.  On January 17, 2006, NFC received a waiver of the existing defaults under the Agreement through May 31, 2006, including potential future defaults for failure to provide financial statements to the lenders.  This waiver permitted NFC to incur additional borrowings under the Agreement through May 31, 2006, provided no other un-waived defaults occur.  On March 2, 2006, NFC received a Second Waiver and Consent, which  extended through January 31, 2007, the previous waiver covering a default or event of default created by NFC’s and Navistar’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act of 1934, as amended, when NFC and its parent failed to file its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission within the specified time frame, and further waived a default, if any, created by the right of the holders of our long-term debt to accelerate payment of such debt because of the late filing of required SEC reports.  In November 2006, NFC received a Third Waiver and Consent, which extended through October 31, 2007, and extended the previous waivers which waive any default or event of default that would result solely from NFC and Navistar’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act of 1934, as amended, with respect to their Annual Reports on Form 10-K for 2005 and 2006 and their quarterly reports on Form 10-Q for the periods from November 1, 2005 through July 31, 2007.  On October 23, 2007, NFC received a Second Amendment and Fourth Waiver.  The waiver extended through December 31, 2007, and expanded the previous waivers which waive any default or event of default that would result solely from NFC’s and Navistar’s failure to meet the filing requirements Sections 13 and 15 of the Exchange Act of 1934, as amended, with respect to their Annual Reports on Form 10-K for 2005, 2006, 2007, and their quarterly reports on Form 10-Q for the periods from November 1, 2005, through

Index

July 31, 2007.  During the period from November 1, 2007 until the waiver terminates, the interest rate on certain loans under the Agreement shall be increased by 0.25%. In December 2007, NFC received a Fifth Waiver to the Agreement expanding the scope of certain default conditions covered by the waiver therein until November 30, 2008, or the date on which NIC and NFC each shall have timely filed a report on Form 10-K or Form 10-Q with the SEC.

In June 2005, TRIP, a special purpose, wholly-owned subsidiary of NFC, entered into a new $500.0 million revolving facility to replace the 2000 facility that otherwise would have expired in October 2005.  The new notes mature in June 2010 and are subject to optional early redemption in full without penalty or premium upon satisfaction of certain terms and conditions on any date on or after April 15, 2010.  NFC uses TRIP to temporarily fund retail notes and retail leases, other than operating leases.  This facility is used primarily during the periods prior to a securitization of retail notes and finance leases. NFC retains a repurchase option against the retail notes and leases sold into TRIP; therefore, TRIP’s assets and liabilities are included in our consolidated statements of financial condition. As of October 31, 2006 and 2005 NFC had $147.7 and $232.6 million, respectively, in retail notes and finance leases in TRIP.

The asset-backed debt is issued by consolidated SPEs and is payable out of collections on the finance receivables sold to the SPEs.  This debt is the legal obligation of the SPEs and not NFC. The balance outstanding was $3.1 billion and $2.8 billion as of October 31, 2006 and 2005, respectively.  The carrying amount of the retail notes and finance leases used as collateral was $3.1 billion and $2.7 billion as of October 31, 2006 and 2005, respectively.  Similar to the waivers obtained on the Agreement, we have obtained waivers for the private retail transactions and the private portion of the wholesale note transaction.  These waivers are similar in scope to those of the Agreement and expire on or about November 30, 2008, or the date on which NIC and NFC each shall have timely filed a report on Form 10-K or Form 10-Q with the SEC.

Failure to deliver audited financial statements could be declared a servicer default by the investors of various retail and wholesale securitizations. If default is declared, the remedy could be the replacement as servicer or accelerated debt amortization from assets in the trust. We do not believe the failure to deliver audited financial statements would be a material adverse event to the investors, as required for a servicer default. We have not obtained waivers on certain public securitizations including TRIP. No servicer defaults have been declared on these securitizations. Under the possible scenario of loss of servicing or accelerated amortization of debt, we do not believe these events would have a material adverse impact on us.

NFC enters into secured borrowing agreements involving vehicles subject to operating and finance leases with retail customers.  The balances are classified under Senior and subordinated debt as borrowings secured by leases. In connection with the securitizations and secured borrowing agreements of certain of its leasing portfolio assets, NFC and its wholly-owned subsidiary, Navistar Leasing Service Corporation (“NLSC”) have established Navistar Leasing Company (“NLC”), a Delaware business trust.  NLSC was formerly known as Harco Leasing Company, Inc. prior to its name change effective September 21, 2006. NLC holds legal title to leased vehicles and is the lessor on substantially all leases originated by NFC. NLSC owns beneficial interests in the titles held by NLC and has transferred other beneficial interests issued by NLC to purchasers under secured borrowing agreements and securitizations.  Neither the beneficial interests held by purchasers under secured borrowing agreements or the assets represented thereby, nor legal interest in any assets of NLC, are available to NLSC, NFC or its creditors.  The balance of all the above-mentioned secured borrowings issued by NLC totaled $23.9 million and $68.6 million as of October 31, 2006 and 2005, respectively.  The carrying amount of the finance and operating leases used as collateral was approximately $20.0 million and approximately $67.0 million as of October 31, 2006 and 2005, respectively.

ITLC, a special purpose, wholly-owned subsidiary of NFC, was established in June 2004 to provide NFC with another vehicle to obtain borrowings secured by leases.  The balances are classified under Senior and subordinated debt as borrowings secured by leases.  ITLC’s assets are available to satisfy its creditors’ claims prior to such assets becoming available for ITLC’s use or to NFC or affiliated companies.  The balance of all these secured borrowings issued by ITLC totaled $92.3 million and $54.9 million as of October 31, 2006 and 2005, respectively.  The carrying amount of the finance and operating leases used as collateral was $84.4 million as of October 31, 2006 and $51.2 million as of October 31, 2005.

Amortization of debt issue costs included in Cost of borrowing – other were $5.5 million, $7.8 million and $8.1 million for the years ended October 31, 2006, 2005 and 2004, respectively.

Index

The future aggregate annual contractual maturities and required payments of senior and subordinated debt as of October 31, 2006 are as follows (in millions):

2007	$44.4
2008	196.7
2009	198.9
2010	2,021.2
2011	152.2
Thereafter	2,162.3
Total	$4,775.7

9.  POSTRETIREMENT BENEFITS

Defined Benefits Plans

We provide postretirement benefits to some employees. Costs associated with postretirement benefits include pension and postretirement healthcare expenses for employees, retirees, and surviving spouses and dependents. We use an October 31 measurement date for all of our defined benefit plans.

Generally, the plans are non-contributory. Our policy is to fund pension plans in accordance with applicable United States government regulations. As of October 31, 2006, all legal funding requirements had been met. We were not required to make contributions to our pension plans for fiscal years 2004 through 2006.

Net periodic postretirement benefits expense included on the consolidated statements of income is comprised of the following (in millions):

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004

Service cost for benefits earned during the period	$0.4	$0.4	$0.5	$0.2	$0.2	$0.3
Interest on obligation	3.9	3.9	3.8	1.4	1.4	1.5
Amortization of cumulative losses	0.7	1.5	1.1	0.4	0.6	0.6
Less expected return on assets	(5.0)	(4.8)	(4.7)	(0.7)	(0.7)	(0.7)
Net postretirement benefits expense	$-	$1.0	$0.7	$1.3	$1.5	$1.7

Cumulative gains and losses are amortized over the average remaining service life of active employees.  Plan amendments are amortized over the average remaining service lives of active employees.

Index

The unfunded status of our plans as of October 31, 2006 and 2005, and reconciliation with amounts recognized on our consolidated statements of financial condition are provided below (in millions).

	Pension Benefits		Other Benefits
	2006	2005	2006	2005

Change in benefit obligation
Benefit obligation at beginning of year	$70.9	$72.3	$25.8	$26.3
Service cost	0.4	0.4	0.2	0.2
Interest on obligation	3.9	3.9	1.4	1.4
Actuarial net (gain) loss	(1.1)	(1.7)	0.3	(0.8)
Plan participants’ contributions	-	-	-	0.3
Benefits paid	(4.1)	(4.0)	(1.7)	(1.6)
Benefit obligation at end of year	$70.0	$70.9	$26.0	$25.8

Change in plan assets
Fair value of plan assets at beginning of year	$57.0	$55.4	$7.9	$7.5
Actual return on plan assets	7.3	5.1	1.0	0.7
Employer contributions	-	-	-	0.1
Benefits paid	(3.6)	(3.5)	(0.9)	(0.4)
Fair value of plan assets at end of year	$60.7	$57.0	$8.0	$7.9

Unfunded status	$(9.3)	$(13.9)	$(18.0)	$(17.9)
Unrecognized actuarial net loss	12.4	16.5	6.1	6.5
Unrecognized prior service cost	-	-	-	-
Net amount recognized	$3.1	$2.6	$(11.9)	$(11.4)

Amounts recognized in the consolidated statements of financial condition consist of
Prepaid benefit cost	$7.0	$6.0	$-	$-
Accrued benefit liability	(6.6)	(16.2)	11.9	(11.4)
Intangible asset	-	0.1	-	-
Accumulated other comprehensive loss	2.7	12.7	-	-
Net amount recognized	$3.1	$2.6	$(11.9)	$(11.4)

The accumulated benefit obligation for pension benefits, a measure which excludes the effect of salary and wage increases, was $66.6 million and $67.2 million as of October 31, 2006 and 2005, respectively.

The minimum pension liability adjustment included in Accumulated other comprehensive loss (net of tax) is net of deferred income taxes of $1.0 million and $4.8 million at October 31, 2006 and 2005, respectively.

Index

The weighted average rate assumptions used in determining benefit obligations were:

	Pension Benefits		Other Benefits
	2006	2005	2006	2005

Discount rate used to determine present value of benefit obligation at end of year	5.7%	5.6%	5.7%	5.6%
Expected rate of increase in future compensation levels	3.5%	3.5%	N/A	N/A

The weighted average rate assumptions used in determining net postretirement benefit expense were:

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004

Discount rate	5.6%	5.5%	5.8%	5.7%	5.4%	5.8%
Expected long-term rate of return on plan assets	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%
Expected rate of increase in future compensation levels	3.5%	3.5%	3.5%	N/A	N/A	N/A

We determine our expected return on plan assets assumption by evaluating both historical returns as well as estimates of future returns.  Specifically, we analyzed the average historical broad market returns for various periods of time over the past 100 years for equities and over a 30 year period for fixed income securities, and adjusted the computed amount for any expected changes in the long-term outlook for both the equity and fixed income markets.  We consider the current asset mix as well as our targeted asset mix when establishing the expected return on plan assets.

As of October 31, 2006 and 2005, the weighted average percentage of plan assets by category is as follows:

	Pension Benefits			Other Benefits
Asset Category	Target Range	2006	2005	Target Range	2006	2005

Equity securities
Navistar common stock		-	-		7%	7%
Other equity securities		77%	69%		64%	67%
Hedge funds		-	-		11%	11%
Total equity securities	60-80%	77%	69%	75-85%	82%	85%

Debt securities		23%	31%		14%	14%
Other, including cash		-	-		4%	1%
Total debt securities and Other	20-40%	23%	31%	15-25%	18%	15%

For the fiscal years of 2006 and 2005, the asset allocation target was 70% equity and 30% debt.

Index

Our investment strategy is consistent with our policy to maximize returns while considering overall investment risk and the funded status of the plans relative to their benefit obligations. Our investment strategy takes into account the long-term nature of the benefit obligations, the liquidity needs of the plans and the expected risk/return tradeoffs of the asset classes in which the plans may choose to invest.  Asset allocations are established through an investment policy, which is updated periodically and reviewed by a fiduciary committee and the board of directors.  We believe that returns on common stock over the long term will be higher than returns from fixed-income securities as the historical broad market indices have shown. Equity and fixed-income investments are made across a broad range of industries and companies to provide protection against the impact of volatility in any single industry or company. The long-term performance of our funds generally has outperformed our long-term return assumptions.

The actuarial assumptions used to compute the net periodic pension cost and postretirement benefit cost are based upon information available as of the beginning of the year, specifically, market interest rates, past experience and our best estimate of future economic conditions.  Changes in these assumptions may impact future benefit costs and obligations.  In computing future costs and obligations, we must make assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rates, expected returns on plan assets, and expected future cost increases.  Three of these items have a significant impact on the level of cost: (1) discount rates; (2) expected rates of return on plan assets; and (3) healthcare cost trend rates.

Beginning with 2005 year-end valuations, we estimate the discount rate for our pension and OPEB obligations by matching anticipated future benefit payments for the plans to the Citibank yield curve to establish a weighted average discount rate for each plan.  This improved methodology, considered a change in estimate, was adopted because it was deemed superior to the previously applied methodology in that it provides for a matching of expected investment yields available considering the timing of future cash outflows.  Using this new methodology, we have established for the pension plans and the OPEB plan discount rates of 5.7% and 5.7%, respectively, for year-end 2006.

Healthcare cost trend rates are established through a review of actual recent cost trends and projected future trends.  Our retiree medical trend assumptions are the best estimate of expected inflationary increases to healthcare costs. The assumptions used are based upon both our specific trends and nationally expected trends.  Recently, our average increases have been lower than the nationally expected trends.

For 2007 and 2006, the weighted average rate of increase in the per capita cost of post retirement healthcare benefits is projected to be 8.5% and 8.9%, respectively.  The rate is projected to decrease to 5% by the year 2012 and remain at that level each year thereafter.  The effect of changing the healthcare cost trend rate by one-percentage point for each future year is as follows, in millions:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost Components	$0.2	$(0.2)
Effect on postretirement benefit obligation	2.9	(2.5)

Our expected future benefit payments and federal subsidy receipts for the years ending October 31, 2007 through 2011 and the five years ending October 31, 2016, are estimated as follows(in millions) :

	Pension Benefit Payments	Other Postretirement Benefit Payments	Postretirement Benefit Subsidy Receipts

2007	$4.6	$1.6	$0.2
2008	4.7	1.6	0.2
2009	4.9	1.7	0.2
2010	4.9	1.8	0.2
2011	4.9	1.8	0.3
2012 through 2016	25.5	9.4	1.6

Index

Defined Contribution Plans

The defined contribution plans cover a substantial portion of our employees. The defined contribution plans contain a 401(k) feature and provides a company match.  Defined contribution expense pursuant to these plans was $0.9 million, $ 0.6 million, and $ 0.5 million in 2006, 2005, and 2004, respectively, which approximates the amount we fund.

10. COMMITMENTS AND CONTINGENCIES

Leases

NFC is obligated under non-cancelable operating leases for the majority of its office facilities.  These leases are generally renewable and provide that property taxes and maintenance costs are to be paid by the lessee.  As of October 31, 2006, future minimum lease commitments under non-cancelable operating leases are as follows (in millions):

Year Ended October 31
2007	$1.3
2008	1.3
2009	1.1
2010	0.9
2011	0.7
2012 and beyond	3.3
Total	$8.6

The total operating lease expense was $1.8 million, $3.0 million, and $1.6 million for the years ended October 31, 2006, 2005, and 2004, respectively.

Guarantees of Debt

NFC periodically guarantees the outstanding debt of affiliates.  The guarantees allow for diversification of funding sources for the affiliates.  As of October 31, 2006, NFC has numerous guarantees related to Navistar's three Mexican finance subsidiaries, Navistar Financial, S.A. de C.V. SOFOM E.N.R. (“NF”), Arrendadora Financiera Navistar, S.A. de C.V. SOFOM E.N.R. (“Arrendadora”) and Navistar Comercial S.A. de C.V.  As of October 31, 2006, NFC’s maximum exposure under these guarantees is $226.5 million, the total amount outstanding at that date. During the years ended October 31, 2006, 2005 and 2004, no fees were paid to us for the guarantees, nor did we make any payment as a result of the guarantees..

The following table summarizes the borrowings as of October 31, 2006 (in millions):
Type of Funding		Maturity	Maximum Amount of Guaranty	Outstanding Balance
Revolving credit facility	(1)	October 2009	$18.6	$18.6
Revolving credit facility	(1)	December 2010	22.3	7.8
Revolving credit facility	(1)	December 2010	18.6	11.1
Revolving credit facility	(1)	March 2007	11.6	11.6
Revolving credit facility	(1)	April 2007	9.3	9.3
Revolving credit facility	(1)	January 2007	4.6	-
Revolving credit facility	(1)	November 2010	33.4	7.7
Revolving credit facility	(1)	March 2009	25.0	24.8
Revolving credit facility	(1)	October 2009	25.5	25.5
Commercial Paper	(1)	March 2007	27.9	27.9
Retail Note Term Securitization	(1)	December 2007	11.1	1.2
Revolving credit facility	(2)	July 2010	100.0	81.0
		Total	$307.9	$226.5
(1)   Peso-denominated.
(2)   Revolving credit facility guaranteed jointly with Navistar.

Index

Guarantees of Derivatives

As of October 31, 2006, NFC had guaranteed derivative contracts for forward foreign currency contracts and interest rate swaps related to NF and Arrendadora.  NFC is liable up to the fair market value of these derivative contracts only in cases of default by NF and Arrendadora.

The following table summarizes the guaranteed derivative contracts as of October 31, 2006 (in millions):

Instrument	Maturity	Outstanding Notional	Fair Value

Interest rate swaps (1)	December 2010	$72.1	$(0.9)
Interest rate swaps (2)	December 2010	1.0	-

(1)  Peso and cross-currency denominated related to NF and Arrendadora
(2)  U.S. Dollar – denominated related to NF and Arrendadora

The foreign currency conversion rate at October 31, 2006, of 10.8:1 was used by NFC to convert the peso-denominated guarantees to United States dollars.

NFC has not recognized a liability related to any of these guarantees since FASB Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others does not apply to the measurement of a subsidiary’s guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent.

Other

On November 30, 2001, NFC completed the sale of all of the stock of Harco, a wholly-owned insurance subsidiary, to IAT Reinsurance Syndicate Ltd. (“IAT”), a Bermuda reinsurance company.  As part of its sales agreement with IAT, NFC agreed to guarantee the adequacy of Harco's loss reserves at the time of sale.  There was no limit to the potential amount of future payments required by NFC related to this reserve.  The guarantee under the sales agreement was scheduled to expire in November 2008.  The carrying amount of NFC's liability under this guarantee was estimated at $1.0 million as of October 31, 2005 and is included in Other liabilities in the consolidated statements of financial condition. During fiscal 2006, all required payments were made and the guarantee was terminated without any gain or loss recognized.

11. SHAREOWNER’S EQUITY

The number of authorized shares of capital stock as of October 31, 2006 and 2005 was 2,000,000, of which 1,600,000 shares were issued and outstanding.  International owns all issued and outstanding capital stock.  No shares are reserved for officers and employees, or for options, warrants, conversions and other rights.

Index

12. DERIVATIVE FINANCIAL INSTRUMENTS

NFC manages its exposure to fluctuations in interest rates by limiting the amount of fixed rate assets funded with variable rate debt.  This is accomplished by selling fixed rate receivables on a fixed rate basis and by utilizing derivative financial instruments.  These derivative financial instruments may include forward contracts, interest rate swaps, and interest rate caps.  The fair value of these instruments is estimated based on quoted market prices and is subject to market risk as the instruments may become less valuable in case of changes in market conditions or interest rates.  NFC manages exposure to counterparty credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements.  NFC does not require collateral or other security to support derivative financial instruments, if any, with credit risk.  NFC’s counterparty credit exposure is limited to the positive fair value of contracts at the reporting date. Notional amounts of derivative financial instruments do not represent exposure to credit loss.

As of October 31, 2006, the notional amounts and fair values of NFC’s derivative financial instruments are summarized as follows (in millions):

Inception	Maturity	Instrument	Notional	Fair Value
October 2003	April 2008	Interest rate swap	$34.4	$0.2
October 2003	April 2008	Interest rate swap	34.4	(0.2)
June 2005	June 2016	Interest rate cap purchased	500.0	3.1
June 2005	June 2016	Interest rate cap sold	500.0	(3.1)
February 2006	May 2013	Interest rate swap	635.4	0.3
February 2006	May 2013	Interest rate swap	635.4	(0.3)
February 2006	May 2013	Interest rate swap	604.9	0.4
March 2006	September 2008	Interest rate swap	50.0	-
April 2006	February 2007	Interest rate swap	33.8	-
September 2006	January 2014	Interest rate swap	389.5	(1.3)
September 2006	May 2010	Interest rate swap	389.1	(1.5)
September 2006	January 2014	Interest rate swap	389.5	1.2
October 2006	October 2013	Interest rate swap	374.9	(1.2)
October 2006	October 2013	Interest rate swap	374.9	1.2
October 2006	May 2010	Interest rate swap	374.9	(1.4)

NFC’s derivatives are all accounted for as free standing derivatives with no hedge designation, whereas, the change in unrealized gains or losses are recorded to earnings each period. The fair values of unrealized gains and losses are recorded in Other assets and Other liabilities, respectively.

In June 2005, TRIP issued Series 2005-1 floating rate, asset backed Notes in the amount of $500.0 million to replace the Series 2000-1 Notes that matured in October 2005.  Under the terms of the related agreements, TRIP uses the proceeds from the Notes to finance retail note and lease receivables.  NFC purchased an interest rate cap for the benefit of TRIP to protect it against the potential of rising interest rates.  To offset future volatility in income as a result of this cap, NFC entered into another interest rate cap which offset that which was purchased for the benefit of TRIP.

Index

In October 2003, NFC entered into two interest rate swap agreements in connection with a sale of retail note and lease receivables. In February 2006, NFC entered into three interest rate swap agreements in connection with a sale of retail notes receivables.   In March 2006, NFC entered into a future interest rate swap agreement relating to an expected future sale of retail notes receivables. The purpose is to protect NFC from interest rate volatility between the origination date of the retail notes receivables and the sale date of the retail notes receivables. In April 2006, NFC entered into a new interest rate swap in connection with the October 2003 sale of retail note and lease receivables. At that time, the actual pool balance exceeded the projected pool balance by $66.5 million, exposing NFC to interest rate risk on this amount. The purpose of the new hedge was to provide protection from that risk.  In September 2006, NFC entered into three interest rate swap agreements in connection with a sale of retail notes and lease receivables.   In October 2006, NFC entered into three interest rate swap agreements in connection with a sale of retail notes receivables.

Derivative expense (income) includes swap (gains) and losses of $6.6 million, $(0.3) million and $(4.7) million for the years ended October 31, 2006, 2005 and 2004, respectively.

13. SECURITIZATION TRANSACTIONS

NFC finances receivables through NFRRC, NFSC, TRAC, TRIP, TERFCO (prior to December 2005) and ITLC, all special purpose, wholly-owned subsidiaries of NFC. In accordance with SFAS No. 140, these transactions are accounted for either as a sale with gain or loss recorded at the date of sale and a retained interest recorded, or as a secured borrowing. We provide limited recourse for all subordinated receivables. The recourse is limited to our subordinated interest and relates to credit risk only.

Off-balance sheet securitizations

NFC sells wholesale notes through NFSC, which has in place a revolving wholesale note trust that provides for the funding of eligible wholesale notes. As of October 31, 2006 and 2005, the trust owned $1.7 billion and $1.4 billion, respectively, of wholesale notes and marketable securities. Components of the wholesale note trust funding certificates as of October 31, 2006, were a $200.0 million tranche of investor certificates maturing in July 2008, two $212.0 million tranches of investor certificates and notes expected to mature equally on May 25, 2007, and February 25, 2010, and variable funding certificates (“VFC”) with a maximum capacity of $800.0 million expected to mature May 1, 2007.  Components of the wholesale note trust funding certificates as of October 31, 2005 were a $200.0 million tranche of investor certificates maturing in July 2008, three $212.0 million tranches of investor certificates and notes expected to mature equally on June 26, 2006, May 25, 2007, and February 25, 2010, and VFC’s with a maximum capacity of $400.0 million expected to mature December 26, 2005.  The NFSC seller’s subordinated interest was $293.5 million as of October 31, 2006, and $202.2 million as of October 31, 2005.  On June 26, 2006, the wholesale note trust paid off $212.0 million of the investor certificates and on May 25, 2007 paid off $212.0 million of the investor notes.  In December 2005, the VFC was extended to March 2006, and in March 2006, it was further extended to May 2006.  In May 2006, the VFC was increased from $400.0 million to $600.0 million, then to $800.0 million in October 2006. In January 2007 the expiration date was extended from May 2007 to January 2008. In December 2007, the VFC expiration date was extended again from January 2008 to November 2008.

Index

During the second quarter of 2004, TRAC obtained financing for its retail accounts with a bank conduit that provides for the funding of up to $100.0 million of eligible retail accounts. The revolving retail account facility expired on August 13, 2006 and was renewed with an expiration date, as amended, of August 8, 2008.  As of October 31, 2006, this facility was fully utilized. TRAC had a subordinated interest in the facility of $413.3 million as of October 31, 2006 and $175.0 million as of October 31, 2005.

TERFCO had in place a trust to provide funding of $100.0 million of unsecured trade receivables generated by the sale of diesel engines and engine service parts from International to Ford Motor Company.  This facility was fully utilized as of October 31, 2005.  TERFCO had a subordinated interest in the trust of $64.0 million as of October 31, 2005.  On December 15, 2005, the trust terminated and final distribution was made to the noteholders of the trust.

Retained interests

The SPEs’ assets are available to satisfy their creditors’ claims prior to such assets becoming available for the SPEs’ own uses or to NFC or affiliated companies. NFC is under no obligation to repurchase any sold receivable that becomes delinquent in payment or otherwise is in default.   The terms of receivable sales generally require NFC to provide credit enhancements in the form of over collateralizations and/or cash reserves with the trusts and conduits.  The use of such cash reserves by NFC is restricted under the terms of the securitized sales agreements.  The maximum exposure under all receivable sale recourse provisions was $706.8 million and $441.2 million as of October 31, 2006 and October 31, 2005, respectively. Our retained interests in the related trusts or assets held by the trusts are reflected on our consolidated statements of financial condition in Amounts due from sales of receivables.  The following is a summary of Amounts due from sales of receivables (in millions):

	2006	2005

Excess seller’s interests	$669.9	$401.8
Interest only strip	20.0	15.9
Restricted cash reserves	16.9	23.5
Total amounts due from sales of receivables	$706.8	$441.2

We estimate the payment speed for the receivables sold, expected net credit losses and the discount rate used to determine the fair value of the retained interests.  Estimates of payment speeds, expected credit losses, and discount rates are based on historical experience, anticipated future portfolio performance and other factors and are made separately for each securitization transaction.  In addition, we estimate the fair value of the retained interests on a quarterly basis utilizing updated estimates of these factors.

The key economic assumptions as of October 31, 2006, and the sensitivity of the current fair values of residual cash flows to an immediate adverse change of 10 and 20 percent in that assumption are as follows (in millions):

		Fair Value Change at October 31, 2006
	2006	Adverse 10%	Adverse 20%
Discount rate (annual)	9.8 to 19.3%	$4.1	$8.1
Estimated credit losses	0 to 0.18%	0.1	0.2
Payment speed (percent of portfolio per month)	10.3 to 58.2%	0.5	0.9

The lower end of the discount rate assumption range and the upper end of the payment speed assumption range were used to value the retained interests in the TRAC retail account securitization. No percentage for estimated credit losses were assumed for TRAC as no losses have been incurred to date. The upper end of the discount rate assumption range and the lower end of the payment speed assumption range were used to value the retained interests in the wholesale note securitization facility.

Index

These sensitivities are hypothetical and should be used with caution. The effect of a variation of a particular assumption on the fair value of the retained interests is calculated without changing any other assumption.  In reality, changes in one factor may result in changes in another which might magnify or counteract these reported sensitivities.

The following tables reconcile the total serviced portfolio to the on-balance sheet portfolio, net of unearned income, as of October 31 (in millions):

2006	Retail Notes	Finance Leases	Wholesale Notes	Accounts	Affiliates	Total

Serviced portfolio	$3,208.7	$169.8	$1,658.6	$616.9	$512.3	$6,166.3
Less sold receivables - off-balance sheet	-	-	(1,412.6)	(453.1)	(291.9)	(2,157.6)
Total on-balance sheet	$3,208.7	$169.8	$246.0	$163.8	$220.4	$4,008.7

2005	Retail Notes	Finance Leases	Wholesale Notes	Accounts	Affiliates	Total

Serviced portfolio	$2,894.7	$170.2	$1,258.3	$444.5	$380.8	$5,148.5
Less sold receivables/off-balance sheet	-	-	(1,160.2)	(368.4)	(196.1)	(1,724.7)
Total on-balance sheet	$2,894.7	$170.2	$98.1	$76.1	$184.7	$3,423.8

For sold receivables, wholesale notes balances past due over 90 days were $1.3 million and $0.7 million, respectively, as of October 31, 2006, and 2005. There were no past due retail balances for TERFCO or TRAC at either date.

The following table sets forth the activity related to off-balance sheet securitizations reported in Securitization income on the consolidated statements of income (in millions):

	2006	2005	2004

Fair value adjustments	$(6.6)	$(6.5)	$(1.1)
Excess spread income	64.4	62.0	45.3
Servicing fees revenue	16.3	14.4	11.4
Losses on sales of receivables	(7.0)	(2.1)	(4.7)
Investment income	6.2	6.7	3.5
Securitization income	$73.3	$74.5	$54.4

Cash flows from off-balance sheet securitization transactions are as follows (in millions):

	2006	2005	2004

Proceeds from sales of finance receivables	$8,160.2	$8,715.6	$6,705.8
Servicing fees	16.1	14.2	11.2
Cash from net excess spread	60.8	63.1	45.4
Investment income	5.1	4.5	1.9
Net cash from securitization transactions	$8,242.2	$8,797.4	$6,764.3

Index

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of our financial instruments as of October 31 are shown below (in millions).  Since most of the calculations are based on similar instruments available at October 31, 2006 and 2005, the fair values shown do not consider the changes in the credit markets experienced in calendar 2007.

	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$25.6	$25.6	$23.0	$23.0
Finance receivables:
Retail notes	3,208.7	2,926.0	2,894.7	2,648.8
Affiliates	220.4	206.9	184.7	175.9
Accounts (wholesale & retail)	163.8	163.8	76.1	76.1
Wholesale notes	246.0	246.0	98.1	98.1
Restricted cash and cash equivalents	651.0	651.0	543.8	543.8
Amounts due from sales of receivables	706.8	706.8	441.2	441.2

Financial liabilities:
Senior and subordinated debt	4,775.7	4,695.0	3,962.1	3,899.1
Derivative financial instruments	(2.6)	(2.6)	0.5	0.5

The fair values of Retail notes and Affiliates are estimated by discounting the future contractual cash flows using an estimated discount rate reflecting interest rates currently being offered for notes with similar terms.

The fair values of the Amounts due from the sales of receivables are estimated by discounting the probable future cash flows using an estimated discount rate that reflects the inherent risk of the underlying assets.

The fair values of Senior and subordinated debt are estimated by discounting the future contractual cash flows using an estimated discount rate reflecting interest rates currently being offered for debt with similar terms since there is no public market for this debt.

The majority of derivatives are valued by our derivative counterparty. For all others we use a discounted cash flow methodology.

The estimated fair values for all other financial assets or financial liabilities listed above approximate their carrying values as the result of the short-term nature or variable interest terms inherent in the financial instruments.

Index

15. LEGAL PROCEEDINGS

We are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings, which constitute ordinary, routine litigation incidental to our business.  In our opinion, the disposition of these proceedings and claims will not have a material adverse effect on the business or our results of operations, cash flows or financial condition.

In December 2004, we announced that we would restate our financial results for the fiscal years 2002 and 2003 and the first three quarters of fiscal 2004.  Our restated Annual Report on Form 10-K was filed in February 2005.  The SEC notified us on February 9, 2005, that it was conducting an informal inquiry into our 2004 restatement.  On March 17, 2005, we were advised by the SEC that the status of the inquiry had been changed to a formal investigation.  On November 8, 2006, we announced that we would restate our financial results for fiscal years 2002 through 2004 and for the first three quarters of fiscal 2005. We were subsequently informed by the SEC that it was expanding the 2004 investigation to include the 2005 restatement. Since April of 2006, we have been providing information to the SEC regarding the 2005 restatement filed in December 2007.  We are fully cooperating with the SEC on this investigation.  Based on the status of the investigation, we are not able to predict its final outcome.

16. SUBSEQUENT EVENTS

On November 8, 2006, with the concurrence of its Audit Committee, NFC announced that the company’s previously issued audited financial statements and the independent auditors' reports thereon for the years ended October 31, 2002 through 2004, and all quarterly financial statements for periods after November 1, 2002 should no longer be relied upon because of errors in such financial statements.

In December 2007, NFC filed its Annual Report on Form 10-K for the three year period ended October 31, 2005. This report included the restatement of previously issued audited financial statements for the years ended October 31, 2003 and 2004, as well as the restatement of financial statements for the first three quarters of 2005.

In November 2006, NFC obtained a Third Waiver and Consent which expired upon the earlier of October 31, 2007 or the date on which date NFC and Navistar shall have timely filed a report on Form 10-K or 10-Q with the Securities Exchange Commission.

On March 28, 2007, NFC entered into a First Amendment to the Amended and Restated Credit Agreement providing for additional term loans in the amount of $220.0 million to be used for general corporate purposes including payment of a dividend to International.

On October 23, 2007, NFC received a Second Amendment and Fourth Waiver.  The waiver extended through December 31, 2007, and expanded the previous waivers which waive any default or event of default that would result solely from NFC’s and Navistar’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act of 1934, as amended, with respect to their Annual Reports on Form 10-K for 2005, 2006, 2007, and their quarterly reports on Form 10-Q for the periods from November 1, 2005, through July 31, 2007.  During the period from November 1, 2007 until the waiver terminates, interest rate on certain loans under the Agreement shall be increased by 0.25%.

In December 2007, NFC received a Fifth Waiver to the Agreement expanding the scope of certain default conditions covered by the waiver therein until November 30, 2008.

In November 2007, NFC obtained waivers for the private retail securitizations and the private portion of the wholesale note securitizations.  These waivers are similar in scope to those of the Agreement and expire on or about November 30, 2008.

In November 2006, NFC and NF entered into a Guarantee Fee Agreement under which NF will pay NFC a semi-annual fee based upon the US dollar value of the guaranty commitment of the credit facilities directly guaranteed by NFC. In addition, NFC and Navistar entered into a back-stop Guarantee Fee Agreement in November 2006, pursuant to which NFC agreed to pay Navistar a semi-annual fee based upon the US dollar value of the guaranty commitment for the back-stop Guarantee Fee Agreement between Navistar and NFC.

On March 3, 2008, NFC announced that it was relocating the regional credit and retail collection functions, currently located in the Atlanta and Dallas areas, to Schaumburg, Illinois.  In addition, we are creating a new wholesale operations group to focus on servicing dealer accounts, as well as a new asset management group to drive the effectiveness of the asset management process.  The expected cost/charge for this relocation is estimated to be $5.5 million.